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                                                                  EXHIBIT 23(d)

                      CONSENT OF DILLON, READ & CO. INC.

                                                                  June 27, 1997

Board of Directors
Long Island Lighting Company
175 E. Old Country Road
Hicksville, NY 11801

Dear Members of the Board:

  We hereby consent to the use of our opinion letters to the Board of Directors of Long Island Lighting Company ("LILCO"), included as Annex F to the Joint Proxy Statement/Prospectus which forms a part of the Registration Statement on Form S-4 relating to the proposed business combination of The Brooklyn Union Gas Company with LILCO, and to the references therein to such opinions under the captions "Summary--Opinions of Financial Advisors," "The Brooklyn Union/Lilco Combination--Background of the Combination," "The Brooklyn Union/Lilco Combination--Recommendations of the Boards of Directors" and "The Brooklyn Union/Lilco Combination--Opinion of LILCO's Financial Advisor."

  In giving such consent, we do not admit that we come within the category of persons whose consent is required under Section 7 of the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder, nor do we thereby admit that we are experts with respect to any part of such Registration Statement within the meaning of the term "experts" as used in the Securities Act of 1933, as amended, or the rules and regulations of the Securities and Exchange Commission thereunder.

                                          Dillon, Read & Co. Inc.